STATE~ OF DELAWARE

SECRETARY OF STATE Exhibit 3(i)(a)

DIVISION OF CORPORATIONS

FILED 09:00 AM 11/30/1998

981257204 - - 2970330

CERTIFICATE OF INCORPORATION

OF

EDNET, INC.

FIRST. The name of this corporation shall be;

EDNET, INC.

SECOND. Its registered office in the State of Delaware is to be located at 1013 Centre Road, in the City of Wilmington, County of New Castle, 19805, and its registered agent at such address is THE COMPANY CORPORATION.

THIRD. The purpose or purposes of the corporation shall be:

To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

Fourth. The total number of shares of which this corporation is authorized to issue is:

One Thousand Five Hundred (1,500) shares without par value.

FIFTH. The name and mailin9- address of the incorporator is as follows:

Neysa Webb

The Company Corporation

1013 Centre Road

Wilmington, DE 19805

SIXTH. The Board of Directors sha1l have the power to adopt, amend or repeal the by-laws.

IN WITNESS WHEREOF, The undersigned, being the incorporator hereinbefore named, has executed, signed and acknowledged this certificate of incorporation this thirtieth day of November, AD. 1998,

/s/ Neysa Webb

Neysa Webb

Incorporator